Exhibit 99.1

NEWS RELEASE

Date:	April 26, 2007

For Release:	Upon Receipt

Contact(s):	Media	Investors
	Joshua King	Kim Johnson
	860/547-2293	860/547-6781
	joshua.king@thehartford.com	kimberly.johnson@thehartford.com

	Shannon Lapierre	JR Reilly
	860/547-5624	860/547-9140
	shannon.lapierre@thehartford.com	jr.reilly@thehartford.com
The Hartford Reports Record Net Income of $876 Million in the First Quarter, Up 20% from 2006
Life operations assets under management up 16 percent; Property and casualty ongoing operations reports excellent combined ratio of 88.8 percent
Company raises full year core earnings outlook to $9.60 to $9.90 per diluted share from $9.30 to $9.60 per diluted share
HARTFORD, Conn. — The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, today reported first quarter 2007 net income of $876 million, or $2.71 per diluted share. The Hartford’s core earnings in the first quarter of 2007 were $843 million, or $2.61 per diluted share. Financial performance for the first quarter of 2007 compared with the first quarter of 2006 is provided in the table below.

Summary	Quarterly Results
(in millions except per share data)	1Q ‘06	1Q ‘07	Change
Net income	$728	$876	20%
Net income per diluted share	2.34	2.71	16%
Core earnings*	797	843	6%
Core earnings per diluted share*	2.56	2.61	2%
Assets under management*	336,484	386,793	15%
Book value per share (ex. AOCI)*	52.37	59.02	13%
* This is a financial measure not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

The Hartford Announces Q1 2007 Financial Results/2
“The Hartford’s performance was excellent this quarter and I am pleased with our ability to deliver significant value to our shareholders,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “By effectively navigating in a diverse set of markets and competitive environments, we achieved another quarter of record net income, grew book value per diluted share 13 percent, ex-AOCI, and delivered a return on equity of nearly 17 percent. We also completed $800 million in share repurchases during the quarter. Based on the first quarter’s positive results, we are raising our full year 2007 core earnings outlook to $9.60 to $9.90 per share.
“The Hartford is allocating capital and resources to aggressively expand our mutual funds, retirement plans and Japan operations, while finding the appropriate balance between growth and profit in our core operations. Maintaining returns at or above our targeted level continues to be a critical priority for us,” added Ayer.
Ayer commented, “Small businesses remain a sweet spot for The Hartford. We offer the insurance and financial services products they need, whether it is workers compensation, retirement and benefits plans or insurance for their auto fleet. In the first quarter, we reached an important milestone in serving this customer base, reaching one million small commercial policies in force. We also introduced a guidebook, the Business Owner’s Playbook, to help America’s more than seven million small businesses make productive use of the limited time they can devote to issues of business and personal finance.”
REVIEW OF BUSINESS UNIT RESULTS
Life Operations
“Our wealth management businesses in the U.S. and Japan generated record deposits of $13.6 billion and strong net flows, with exceptional results in mutual funds, retirement plans and institutional solutions,” said Ayer. “I am also encouraged by variable annuity sales in both the U.S. and Japan. Based on our results, we have increased our deposit and flow outlooks in several of our life businesses for 2007.”
Net income for The Hartford’s life operations was a record $438 million for the first quarter of 2007, 27 percent higher than the prior year. First quarter 2007 net income for the Life Other segment included net realized capital gains of $20 million, after tax. The first quarter of 2006 included $72 million, after tax, of net realized capital losses and a $34 million after-tax benefit from a litigation reserve release. Total assets under management in life operations rose 16 percent over the last twelve months to $336 billion as of March 31, 2007.
Retail Products Group
With very strong mutual fund sales, retail products deposits increased 21 percent over the prior year to $7.3 billion in the first quarter of 2007. Total retail assets under management grew 11 percent since March 31, 2006, to a record $168 billion. Net income for the first quarter of 2007 was $189 million compared with net income of $176 million in the first quarter of 2006.

The Hartford Announces Q1 2007 Financial Results/3
Variable annuity deposits for the first quarter of 2007 increased 5 percent over the prior year to $3.3 billion, as the company’s suite of product offerings continued to gain traction with customers. During the quarter, The Hartford Lifetime Income Builder IISM , a variable annuity feature that provides guaranteed income for life, was selected on 42 percent of sales from new contracts. First quarter 2007 net outflows improved to $583 million. Variable annuity assets under management ended the quarter at $115 billion, 6 percent higher than March 31, 2006.
Retail mutual fund deposits rose 35 percent over the prior year to a record $3.6 billion in the first quarter of 2007, with net sales of $1.9 billion. Retail mutual fund assets under management were $40.9 billion as of March 31, 2007, up 28 percent from March 31, 2006. The substantial increase in net sales and assets under management was the result of focused efforts by the company’s 100 wholesalers and good mutual fund investment performance.
Retirement Plans
Fuelled by strong growth in 401(k) sales and ongoing contributions, total retirement plans deposits rose to $1.7 billion in the quarter, a 9 percent increase over March 31, 2006. Retirement plans includes 401(k) plans targeted to small- and mid-sized businesses and 457 and 403(b) plans designed to address the needs of municipalities and not-for-profit organizations. In January, the company launched a 401(k) offering targeted to businesses with 2-to-10 employees that has been well received by advisors and customers.
Assets under management for 401(k) plans reached $14.2 billion in the first quarter of 2007, bringing total assets under management in retirement plans to $26 billion as of March 31, 2007. This is an increase of 21 percent over March 31, 2006. Net income for the first quarter of 2007 was $23 million, up 10 percent from $21 million in the first quarter of 2006.
Institutional Solutions Group
Deposits for institutional solutions doubled in the first quarter of 2007 to $2.9 billion, driven by a $1.2 billion bank-owned life insurance sale and growth in structured settlements and investor notes. Sales to institutions vary significantly quarter-to-quarter based on the interest rate and competitive environment.
Strong net flows drove assets under management to $54 billion as of March 31, 2007, an increase of 18 percent over the prior year. First quarter 2007 net income was $33 million compared with $22 million in the first quarter of 2006. The increase in net income was driven by higher partnership income, premium tax adjustments and increased assets under management.
Individual Life
Individual life reported first quarter 2007 sales of $60 million, equal to the exceptional first quarter sales reported in 2006. The company continued to see good sales momentum in its core distribution channels, including banks, wirehouses and regional broker/dealers.

The Hartford Announces Q1 2007 Financial Results/4
In the most recent Tillinghast Value Survey, The Hartford retained its number two ranking for variable life sales in 2006. Variable life sales in the first quarter of 2007 grew 4 percent over the prior year and represented 43 percent of total sales.
Life insurance in force rose 9 percent and account values were up 8 percent from March 31, 2006. Net income for the first quarter of 2007 was $46 million compared with $45 million in the prior year, an increase of 2 percent. The first quarter of 2006 included a $5 million after-tax benefit related to deferred acquisition costs (DAC).
Group Benefits
Group benefits fully insured sales for the first quarter of 2007 were $386 million, down 12 percent from the prior year. During the quarter, the company sold fewer large national accounts and maintained a disciplined approach to underwriting in a competitive marketplace.
Fully insured premiums for the first quarter of 2007 were $1.1 billion, up 5 percent over the prior year, driven by strong 2006 sales and stable, favorable persistency. According to LIMRA’s 2006 report on fully insured premium in force, The Hartford retained its number two spot in group disability and ranked fourth in group life, up from sixth in 2005.
Net income for the first quarter of 2007 was $66 million compared with $68 million in the prior year, a decrease primarily due to $8 million, after tax, in higher costs from the medical stop loss business and increased amortization of DAC following the adoption of new accounting standard SOP 05-1. In April 2007, the company completed the sale of its medical stop loss business through a renewal rights transaction.
International
Variable annuity deposits in Japan were ¥200 billion, or $1.7 billion, for the first quarter of 2007 compared with ¥264 billion, or $2.3 billion, for the first quarter of 2006. In February 2007, the company successfully launched a new variable annuity product, Adagio 3 WinTM, to complement its existing variable annuity product offerings. Adagio 3 Win comprised 31 percent of total Japan deposits in the first quarter. Also in the quarter, The Hartford continued its focus on expanding distribution in Japan.
Net flows for Japan annuities were ¥142 billion, or $1.2 billion, for the quarter, driving total assets under management in Japan up 16 percent to ¥3.9 trillion, or $32.9 billion, as of March 31, 2007. Overall international operations net income for the first quarter of 2007 was $54 million, compared with $46 million in the prior year, an increase of 17 percent.

The Hartford Announces Q1 2007 Financial Results/5
Property and Casualty Operations
“Coming off a very strong 2006, property and casualty reported record underwriting results from ongoing operations this quarter and achieved top-line growth in the more attractive market segments,” said Ayer. “Investments in AARP marketing and personal lines agency distribution drove written premiums up 10 percent and 8 percent, respectively. We were also pleased to announce the extension of our contract with AARP, giving us the opportunity to serve the auto and homeowners insurance needs of the organization’s 38 million members for another 13 years.
“While underwriting margins were strong this quarter, written premium growth in small commercial was a modest 3 percent and written premiums declined in middle market and specialty commercial. Clearly, we are seeing the effect of the competitive environment on our top-line growth and as a result, we are reducing our written premium outlook for 2007,” added Ayer.
Total written premiums for The Hartford’s property and casualty operations in the first quarter of 2007 were $2.6 billion, equal to the first quarter of 2006. The combined ratio for ongoing operations was 88.8 percent in the first quarter of 2007, including catastrophe losses of 0.9 points. The combined ratio before catastrophes and prior year development was 87.6 percent in the first quarter of 2007, compared with 87.4 percent in the first quarter of 2006.
Good underwriting results, growth in net investment income and higher capital gains drove property and casualty operations net income for the first quarter of 2007 up 9 percent over the prior year to $461 million. Net investment income increased 16 percent over the prior year due to an improvement in portfolio yield, higher partnership income and strong cash flow from operations. First quarter 2007 net income included net realized capital gains, after tax, of $15 million, compared with net realized capital gains of $3 million in the first quarter of 2006.
Business Insurance
Written premiums for business insurance were $1.3 billion for the first quarter of 2007, equal to the first quarter of 2006. Small commercial written premiums grew 3 percent, with significant contributions from agents appointed over the last three years. This growth was offset by a decline of 4 percent in middle market written premiums.
In the first quarter of 2007, the company reached an important milestone of one million small commercial policies in force. This positions The Hartford as one of the largest writers of insurance for companies with under $15 million in annual revenue. In addition, the company continued to roll out its new commercial automobile offering, which was available in 40 states at the end of the first quarter.
The combined ratio for business insurance was 90.4 percent in the first quarter of 2007, including catastrophe losses of 0.7 points. Excluding catastrophes and prior year development, the combined ratio was 89.1 percent for the first quarter of 2007, compared with 87.4 percent in the first quarter of 2006.

The Hartford Announces Q1 2007 Financial Results/6
Personal Lines Insurance
In the first quarter of 2007, written premiums grew 10 percent in AARP and 8 percent through independent agents, driven by growth in both automobile and homeowners policies in force, excellent premium retention, and business from newly appointed agents. Dimensions with Auto Packages gained traction in the market and the company’s AARP marketing efforts continued to generate new customer growth.
Overall personal lines written premiums were $939 million, a 4 percent increase over the prior year. Personal lines written premiums for the first quarter of 2006 included $37 million in written premiums from the company’s Omni Insurance Group subsidiary, which The Hartford sold in November 2006.
Personal lines reported a combined ratio of 86.4 percent for the quarter, including 1.8 points of catastrophe losses. Excluding catastrophes and prior year development, the combined ratio was 84.1 percent for the first quarter of 2007, compared with 84.4 percent for the first quarter of 2006.
Specialty Commercial Insurance
In specialty commercial, written premiums for the first quarter of 2007 decreased 10 percent from the prior year to $385 million. Casualty written premiums declined 13 percent, reflecting The Hartford’s disciplined approach to underwriting in an increasingly competitive marketplace.
Specialty commercial reported a combined ratio of 89.6 percent for the first quarter of 2007, including 1.1 points of favorable development from prior year catastrophes. Excluding catastrophes and prior year development, the combined ratio was 91.2 percent, compared with 94.6 percent in the first quarter of 2006.
2007 GUIDANCE
Based on current information, The Hartford expects 2007 core earnings per diluted share to be between $9.60 and $9.90. The company’s previous guidance range was $9.30 to $9.60 per diluted share. The Hartford’s 2007 guidance excludes any unusual or unpredictable benefits or charges that might occur during the remainder of the year. A detailed chart outlining the company’s guidance for property and casualty and life operations is set forth in the attached table. The 2007 guidance assumes the following items:
•	U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,421 on March 30, 2007;

•	The cost of resolving the previously disclosed market timing matters does not exceed the previously incurred after-tax expense of $54 million (the ultimate cost to the company of these matters could materially exceed this amount);

The Hartford Announces Q1 2007 Financial Results/7
•	The third quarter 2007 review of all assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC), results in a net zero effect to core earnings;

•	Estimated after-tax expenses related to the adoption of SOP 05-1 that assume that the company’s level of exchange activity is comparable with that of recent years;

•	A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance; and

•	Diluted weighted average shares outstanding of 320 million.
The company’s actual experience in 2007 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-K and Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.
CONFERENCE CALL
The Hartford will discuss its first quarter 2007 results and its outlook for the remainder of the year in a conference call on Friday, April 27, 2007, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2007, which is available on The Hartford’s Web site, ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford, a Fortune 100 company, is one of the nation’s largest financial services and insurance companies, with 2006 revenues of $26.5 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

The Hartford Announces Q1 2007 Financial Results/8
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three months ended March 31, 2006 and 2007 is set forth in the results by segment table.
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three months ended March 31, 2006 and 2007 is set forth on page C-7 of The Hartford’s Investor Financial Supplement for the first quarter of 2007.

The Hartford Announces Q1 2007 Financial Results/9
Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended March 31, 2006 and 2007 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the first quarter of 2007.
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2006 and 2007 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments are evaluated by The Hartford’s management primarily based upon underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and

The Hartford Announces Q1 2007 Financial Results/10
Other Operations is set forth on pages PC-2, PC-3 and PC-12 of The Hartford’s Investor Financial Supplement for the first quarter of 2007.
A catastrophe is a severe loss, resulting from natural or man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
The 2007 earnings guidance presented in this release is based on the financial measure core earnings. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, 2006 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
financial tables to follow

The Hartford Announces Q1 2007 Financial Results/11
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended
	March 31,
LIFE	2006	2007	Change

Retail Products Group
Individual Annuity	$160	$174	9%
Other Retail	16	15	(6%)

Total Retail Products Group	176	189	7%
Retirement Plans	21	23	10%
Institutional Solutions Group	22	33	50%
Individual Life	45	46	2%
Group Benefits	68	66	(3%)
International	46	54	17%
Other	(32)	27	NM

Total Life net income	346	438	27%
Less: Net realized capital gains (losses), after-tax [1]	(72)	20	NM

Total Life core earnings	418	418	--

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Business Insurance	134	124	(7%)
Personal Lines	106	130	23%
Specialty Commercial	47	39	(17%)

Total Ongoing Operations underwriting results	287	293	2%
Net servicing income	18	11	(39%)
Net investment income	291	351	21%
Net realized capital gains	5	17	NM
Other expenses	(53)	(60)	(13%)
Income tax expense	(159)	(183)	(15%)

Ongoing Operations net income	389	429	10%

Other Operations
Other Operations net income	35	32	(9%)

Total Property & Casualty net income	424	461	9%
Less: Net realized capital gains, after-tax [1]	3	13	NM
Total Property & Casualty core earnings	421	448	6%

CORPORATE
Total Corporate net loss	(42)	(23)	45%

CONSOLIDATED

Net income	728	876	20%
Less: Net realized capital gains (losses), after-tax [1]	(69)	33	NM

Core earnings	$797	$843	6%

PER SHARE DATA
Diluted earnings per share
Net income	$2.34	$2.71	16%
Core earnings	$2.56	$2.61	2%
Book value per share
Book value per share (including AOCI)	$50.86	$59.58	17%
Per share impact of AOCI	$(1.51)	$0.56	NM
Book value per share (excluding AOCI)	$52.37	$59.02	13%

[1] Includes those net realized capital gains not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

The Hartford Announces Q1 2007 Financial Results/12
The Hartford
Second Quarter and Full Year 2007 Guidance
Full Year 2007 Core Earnings Per Diluted Share of $9.60 - $9.90

	2007 Written Premium	2007
Property and Casualty	Growth Compared to 2006	Combined Ratio*
Ongoing Operations	1% - 4%	87.5% - 90.5%
Business Insurance	Flat	88.5% - 91.5%
Middle Market	(5%) - (2%)
Small Commercial	2% - 5%
Personal Lines	4% - 7%	84.5% - 87.5%
Auto	3% - 6%
Homeowners	7% - 10%
Specialty Commercial	(3%) – Flat	92.0% - 95.0%
*Excludes catastrophes and prior year development
Life	Deposits	Net Flows	ROA
U.S. Individual Annuity			Individual Annuity
Full Year 2007 — Variable Annuity	$12.5 - $13.5 Billion	($3.5) - ($2.5) Billion	55 - 57 bps
2Q07 — Variable Annuity	$3.1 - $3.5 Billion	($800) Million - ($400) Million
Full Year 2007 — Fixed Annuity	$500 Million - $1.0 Billion	($1.0) Billion - ($500) Million
Japan Annuity			Japan Operations
Full Year 2007 — Variable Annuity	¥650 - ¥825 Billion	¥380 - ¥650 Billion	70 - 74 bps
at ¥118/$1 exchange	$5.5 - $7.0 Billion	$3.2 - $5.5 Billion
2Q07 Variable Annuity	¥150 - ¥210 Billion	¥95 - ¥155 Billion
at ¥118/$1 exchange	$1.3 - $1.8 Billion	$800 Million - $1.3 Billion
Retail Mutual Funds			Other Retail
Full Year 2007	$13.0 - $14.5 Billion	$6.0 - $7.0 Billion	13 - 15 bps
2Q07	$3.3 - $3.8 Billion	$1.4 - $1.9 Billion
Retirement Plans
Full Year 2007	$5.5 - $6.5 Billion	$2.0 - $3.0 Billion	36 - 38 bps
2Q07	$1.3 - $1.6 Billion	$400 - $700 Million
Institutional Solutions Group
Full Year 2007	$7.0 - $8.0 Billion	$4.0 - $5.0 Billion	19 - 21 bps
Group Benefits*
Fully Insured Sales	$750 - $800 Million
Fully Insured Premium	$4.3 - $4.4 Billion
Loss Ratio	72% - 74%
Expense Ratio	27% - 29%
After-tax Margin	7.1% - 7.5%
* Group Benefits guidance for sales and fully insured premiums excludes buyout premiums and premium equivalents
Group Benefits guidance on after-tax margins, loss ratios and expense ratios uses fully insured premiums and fees, but excludes buyout premiums.
Individual Life
Sales	$305 - $315 million
Inforce Growth	8% - 10%
After-tax Margin on Total Revenue	15% - 16%